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                                  EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Focus Enhancements, Inc. on Form S-3 of our report dated March 15, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the substantial doubt about the Company's ability to continue as a going concern and the adoption of Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets" in 2002), appearing in the Annual Report on Form 10-K of Focus Enhancements, Inc. for the year ended December 31, 2003 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP

San Jose, California
April 29, 2004